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                                                                                                        Exhibit 12.3

                                                               XTRA, Inc.
                                 STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 ------------------------------------------------------------------
                                                         (Thousands of dollars)



                                                        Fiscal Year Ended September 30,
                                             --------------------------------------------------------
                                           1991         1992         1993         1994          1995

         EARNINGS
         Income (loss) from
          operations before
          provision for income
          taxes                         $ 28,056     $ 44,280     $ 72,360     $ 98,382     $ 97,870
         Add:  Fixed charges              35,261       25,546       43,997       36,161       41,833
                                        --------     --------     --------     --------     --------
                                        $ 63,317     $ 69,826     $116,357     $134,543     $139,703
                                        ========     ========     ========     ========     ========
         FIXED CHARGES
          Interest expense              $ 30,516     $ 21,129     $ 38,815     $ 33,940     $ 41,433
          Interest portion
           of rent expense                 4,745        4,417        5,182        2,221          400
                                        --------     --------     --------     --------     --------
                                        $ 35,261     $ 25,546     $ 43,997     $ 36,161     $ 41,833
                                        ========     ========     ========     ========     ========

         Ratio of Earnings
          to Fixed Charges                   1.8x         2.7x         2.6x         3.7x         3.3x
                                        ========     ========     ========     ========     ========

        Note: For purposes of computing the ratio of earnings to fixed charges, "earnings" represents income (loss) from operations before taxes plus fixed charges.  "Fixed charges" for operations consist of interest on indebtedness and the portion of rental expense which represents interest.

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